UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

BWAY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Registrant published the following press release:

BWAY Corporation Reports Sales and Earnings for the Fourth Quarter and
Fiscal Year Ended September 29, 2002

ATLANTA, Nov. 4 /PRNewswire-FirstCall/ — BWAY Corporation (NYSE:BY) issued its sales and earnings report today for the Company’s fourth quarter and year ended September 29, 2002.

Net sales for the fourth quarter of fiscal 2002 were $139.5 million, compared to $124.1 million for the fourth quarter of fiscal 2001. Net sales for full fiscal year 2002 were $527.6 million compared to $475.0 million for full fiscal year 2001. The increases resulted from higher general industry demand for the Company’s products and from new business gained by the Company, which resulted in higher market shares mainly for the Company’s paint, coffee and aerosol cans product lines.

Gross margin (excluding depreciation and amortization), as a percent of net sales for the fourth quarter of fiscal 2002, was 14.8% compared to 11.7% for the fourth quarter of fiscal 2001. Gross margin (excluding depreciation and amortization), as a percent of net sales for full fiscal year 2002, was 13.4% compared to 10.5% for full fiscal year 2001. The improvement realized during the fourth quarter and full fiscal year 2002 was primarily due to higher sales, and to improvements in overall productivity and cost reduction initiatives implemented during fiscal 2001 and fiscal 2002.

Depreciation and amortization expense for the fourth quarter of fiscal 2002 was $4.6 million compared to $5.1 million for the fourth quarter of fiscal 2001. Depreciation and amortization expense for full fiscal year 2002 was $19.6 million compared to $20.7 million for full fiscal year 2001. The reductions in depreciation and amortization expense related primarily to equipment write-offs during fiscal 2001 associated with the Company’s fiscal 2001 plant restructuring initiative. Capital expenditures for full fiscal year 2002 were $10.6 million compared to $9.4 million during full fiscal year 2001.

Selling and administrative (“SG&A”) expenses for the fourth quarter of fiscal 2002 were $3.8 million compared to $4.3 million for the fourth quarter of fiscal 2001. SG&A expenses for full fiscal year 2002 were $14.2 million compared to $15.6 million for full fiscal year 2001. The decreases for the fourth quarter and full fiscal year 2002 compared to the prior periods resulted from ongoing cost reduction initiatives. SG&A expense as a percent of net sales was 2.7% for full fiscal year 2002 compared to 3.3% for full fiscal year 2001.

During the fourth quarter of fiscal 2002 the Company incurred $1.5 million of merger-related transaction costs associated with the negotiation of the Company’s agreement to be acquired by an affiliate of Kelso & Company, L.P., a private investment firm, which the Company announced on September 30, 2002.

During fiscal 2002, the Company recorded a $1.2 million restructuring and impairment charge related to a change in estimated net future lease payments for a plant closed in Elizabeth, New Jersey. During fiscal 2001, the Company recorded a $21.5 million restructuring and impairment charge primarily associated with the Company’s third quarter fiscal 2001 plant restructuring initiative, which included the closing of plants in Elizabeth, New Jersey and Garland, Texas.

Interest expense for the fourth quarter of fiscal 2002 was $3.4 million compared to $3.7 million for fiscal 2001. Interest expense for full fiscal year 2002 was $13.1 million compared to $15.3 million for full fiscal year 2001. The decreases in interest expense during these periods resulted from lower average debt levels and lower LIBOR based interest rates on the Company’s indebtedness under its credit facility.

The Company’s total debt was $100.0 million at the end of fiscal 2002 compared to $112.8 million at the end of fiscal 2001. Cash and equivalents were $19.5 million at the end of fiscal 2002 compared to $0.3 million at the end of fiscal 2001.

Net income for the fourth quarter of fiscal 2002 was $3.9 million compared to $1.3 million for the fourth quarter of fiscal 2001. Full fiscal year 2002 net income was $12.3 million compared to a net loss of $(16.5) million for full fiscal year 2001.

Diluted income per share for the fourth quarter of fiscal 2002 was $0.41 compared to $0.15 for the fourth quarter of fiscal 2001. Diluted income per share for full fiscal year 2002 was $1.33 compared to a loss per share of $(1.84) for fiscal 2001.

Diluted income per share before restructuring and merger-related transaction costs for the fourth quarter of fiscal 2002 was $0.49 compared to $0.15 for the fourth quarter of fiscal 2001. Diluted income per share before restructuring and impairment charge and merger-related transaction costs for full fiscal year 2002 was $1.50 compared to a loss per share before restructuring and impairment charge and extraordinary item of $(0.04) for full fiscal year 2001.

Weighted average diluted common shares outstanding for full fiscal year 2002 and full fiscal year 2001 were 9.2 million and 9.0 million, respectively.

The Company announced on September 30, 2002 that it has signed a definitive agreement providing for the acquisition of the Company by an affiliate of Kelso & Company, L.P., a private investment firm. Pursuant to the agreement, each outstanding share of the Company’s common stock, with the exception of some of the shares owned by certain members of management and a director, will be acquired for $20.00 in cash. The acquisition is expected to be completed prior to February 28, 2003, and is subject to approval by the Company’s stockholders, the availability of certain financing, and other customary conditions. Commitment letters have been obtained with respect to all necessary financing in connection with the transaction.

In connection with the Company’s solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, the Company will file with the Securities and Exchange Commission (the “SEC”), and will furnish to stockholders of the Company, a proxy statement. Stockholders are advised to read the proxy statement when it is finalized and distributed to stockholders because it will contain important information. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other documents (when available) by directing a request by mail or telephone to BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, Attention: Corporate Secretary, Telephone: 770-645-4800.

The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in favor of the merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock as of December 31, 2001 is also set forth in the Schedule 14A filed by the Company on January 22, 2002 with the SEC and will be set forth in the proxy statement.

BWAY Corporation is a leading manufacturer of steel containers for the general line category of the North American metal container industry and is a leading supplier of material center services.

Note: This document contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All statements contained in this document, other than historical information, are forward-looking statements. These statements represent management’s current judgment on what the future holds. A variety of factors could cause business conditions and the Company’s actual results to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. These factors include without limitation, expected sales not materializing; labor unrest; changes in market price or market demand; changes in raw material costs or availability; loss of business from customers; unanticipated expenses; delays in implementing cost reduction initiatives; changes in financial markets; customers switching to alternative packaging materials; potential equipment malfunctions; the Company’s inability to complete the proposed merger; and the other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company takes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.

BWAY CORPORATION
Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	Sept. 29, 2002	Sept. 30, 2001	Sept. 29, 2002	Sept. 30, 2001
NET SALES	$139,473	$124,119	$527,601	$475,039

COSTS, EXPENSES AND OTHER:
Costs of Products Sold (Excluding Depreciation and Amortization)	118,764	109,582	456,788	425,084
Depreciation and Amortization	4,579	5,092	19,582	20,713
Selling and Administrative Expense	3,768	4,280	14,179	15,610
Merger-Related Transaction Costs	1,478	—	1,478	—
Restructuring and Impairment Charge	—	—	1,250	21,500
Interest Expense, net	3,381	3,679	13,109	15,325
Other, net	183	(97)	(597)	(970)

Total Costs, Expenses and Other	132,153	122,536	505,789	497,262

INCOME/(LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	7,320	1,583	21,812	(22,223)
Provision/(Benefit) for Income Taxes	3,397	281	9,556	(6,042)

Net Income/(Loss) Before Extraordinary Item	3,923	1,302	12,256	(16,181)
Extraordinary Loss Resulting From the Extinguishment of Debt, net of Related Tax Benefit of $115	—	(3)	—	(307)

NET INCOME/(LOSS)	$3,923	$1,305	$12,256	$(16,488)

BASIC INCOME/(LOSS) PER COMMON SHARE:
Basic Income/(Loss) per Common Share Before Restructuring and Impairment Charge and Extraordinary Items	$0.54	$0.15	$1.59	$(0.04)
Restructuring and Impairment Charge	—	—	(0.08)	(1.76)
Merger-Related Transaction Costs	(0.09)	—	(0.10)	—
Extraordinary Loss—Extinguishment of Debt	—	—	—	(0.04)

Income/(Loss) per Common Share	$0.45	$0.15	$1.41	$(1.84)

Weighted Average Basic Common Shares Outstanding	8,707	8,854	8,697	8,979

DILUTED INCOME/(LOSS) PER COMMON SHARE:

Diluted Income/(Loss) per Common Share Before Restructuring and Impairment Charge and Extraordinary Items	$0.49	$0.15	$1.50	$(0.04)
Restructuring and Impairment Charge	—	—	(0.08)	(1.76)
Merger-Related Transaction Costs	(0.08)	—	(0.09)	—
Extraordinary Loss—Extinguishment of Debt	—	—	—	(0.04)

Diluted Income/(Loss) per Common Share	$0.41	$0.15	$1.33	$(1.84)

Weighted Average Diluted Common Shares Outstanding	9,488	8,853	9,225	8,979

BWAY CORPORATION
Consolidated Balance Sheets
(in thousands)

	Sept. 29, 2002	Sept. 30, 2001
ASSETS
Current Assets	$123,362	$106,408
Property, Plant & Equipment, net	106,820	113,365
Other Assets	76,504	81,122

Total Assets	$306,686	$300,895

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities	$102,895	$98,039
Long-Term Debt	100,000	112,808
Long-Term Liabilities	31,143	29,613
Stockholders’ Equity	72,648	60,435

Total Liabilities & Stockholders’ Equity	$306,686	$300,895